Exhibit 99.6

CONSENT OF PERSON NAMED AS
 ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Cannae Holdings, Inc., a Delaware corporation, in its Registration Statement on Form S-1 on Form S-4 of the Company and any amendments thereto.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 22, 2017	/s/ Frank R. Martire
Frank R. Martire